Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the American Eagle Outfitters, Inc. Registration Statements as follows:

•	1999 Stock Incentive Plan (Registration No. 333-34748 and 333-75188),

•	Employee Stock Purchase Plan (Registration No. 33-33278),

•	1994 Restricted Stock Plan (Registration No. 33-79350),

•	1994 Stock Option Plan (Registration Nos. 333-44759, 333-79358, and 333-12661),

•	Stock Fund of American Eagle Outfitters, Inc. Profit Sharing and 401(k) Plan (Registration No. 33-84796), and

•	Registration Statement (Form S-3) (Registration No. 333-68875)

of our report dated March 1, 2002, with respect to the consolidated financial statements of American Eagle Outfitters, Inc. included in the Annual Report (Form 10-K) for the year ended February 2, 2002.

/s/    Ernst & Young LLP

Pittsburgh, Pennsylvania
April 24, 2001